Exhibit 10.6

ST FINANCIAL GROUP, INC.

AMENDMENT TO 2008 STOCK PLAN

On May 17, 2012, the shareholders of ST Financial Group, Inc. (the “Company”) at a duly called annual meeting of shareholders approved an amendment to the ST Financial Group, Inc. 2008 Stock Plan (the “Plan”) to increase the number of shares of Company common stock available for issuance under the Plan from 1,078,938 shares to 1,828,938 shares.

/s/ Dean O. Bass
Dean O. Bass, Chairman and CEO